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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  November 8, 2001
                                                   ----------------


                            York Research Corporation
                           --------------------------
               (Exact name of registrant as specified in charter)


      Delaware                            0-72                   06-0608633
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(State or other jurisdiction          (Commission             (IRS Employer
    of incorporation)                 File Number)           Identification No.)


              280 Park Avenue, Suite 2700 West, New York, NY 10017

                    (Address of principal executive offices)

Registrant's telephone number, including area code: (212-557-6200)
                                                    --------------




          (Former name or former address, if changed since last report)




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Item 5.  Other Events

         On November 8, 2001, York Research Corp ("York") and certain of its subsidiaries entered into a Standstill Agreement with the holders of more than two-thirds of the $150,000,000 12% Senior Secured Bonds due October 30, 2007 issued by York Power Funding (Cayman) Limited (the "Portfolio Bonds"). Pursuant to the Standstill Agreement, the holders agreed that notwithstanding the payment default on the Portfolio Bonds, during the term of the Standstill Agreement they would forbear from instructing the bond trustee to accelerate the Portfolio Bonds or otherwise take any action with respect to the collateral for the Portfolio Bonds. York agreed to provide information to the bondholders and their counsel as requested, and to consult with them as to the status of York's projects and its negotiations with its other creditors. The Standstill Agreement is terminable on five days' notice by the holders of 51% of the outstanding principal amount of the Portfolio Bonds, or if earlier upon a bankruptcy filing involving York or certain of its subsidiaries, the termination of the previously-reported agreement to sell York's Trinidad Project to NRG Energy, or November 21, 2001, unless extended by mutual agreement. There can be no assurance that any discussions with the bondholders concerning the Portfolio Bonds, or with York's other creditors, will be successful. If such negotiations are not successful, it is likely that a bankruptcy filing involving York and certain of its subsidiaries will be commenced.

         This Current Report on Form 8K contains forward looking statements as to which there can be no assurance. Reference is made to York's Annual Report on Form 10-K for information as to, and risks inherent in, such forward looking statements. However, it is impossible to predict the effect the matters disclosed in this Current Report, or a bankruptcy proceeding involving York, will have on any of York's current projects under development, or its ability to continue in business.


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         Exhibits:

         Exhibit 1.        Press Release

         Exhibit 2.        Standstill Agreement dated November 7, 2001

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    YORK RESEARCH CORPORATION
                                    (Registrant)

                                    By:      /s/ MICHAEL TRACHTENBERG
                                             ----------------------------
                                             Michael Trachtenberg
                                             Executive Vice President


Dated:  November 9, 2001